             SCHEDULE 14A INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

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                    Exchange Act of 1934 (Amendment No.  )

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[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             TCC Industries, Inc.
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               (Name of Registrant as Specified In Its Charter)

                     Walter A. DeRoeck and Robert Thomajan
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

                                TCC INDUSTRIES
                            SHAREHOLDERS COMMITTEE
                      1301 CAPITAL OF TEXAS HIGHWAY SOUTH
                                  SUITE B125
                              AUSTIN, TEXAS 78746

                                April 29, 1997

Dear Fellow Shareholder:

We are eight days away from the TCC Shareholders Meeting. Your votes will determine the future of our Company. The issue is simple ... are you satisfied with the job the management of TCC has done these past few years? Do you really believe you are better off owning TCC shares today than you were over the last five years?

We ask you to compare the selective disclosures of management and this Board against their prior statements and actual performance. Here are the unfiltered facts from the public files of the Company, in management's own words:

 . "As we have previously emphasized, our primary goal as your Company's management is to increase the value of your investment by increasing the market value of ... [TCC] stock. (March 1992 Letter from Mr. Schumann to the Shareholders)

 . "As of March 14, 1994 ... the aggregate market value of the common shares ...
  was approximately $9,028,000." (1993 10K)

 . "As of March 16, 1995 ... the aggregate market value of the common shares ...
  was approximately $5,671,105." (1994 10K)

 . "As of March 12, 1997 ... the aggregate market value of the common shares ...
  was approximately $4,398,609." (1996 10K)

 . The market value of our Company is more than 50% below what it was just three years ago. (Compilation of above quoted data)

 . "While we are not happy with the results we have reported in recent years, we remain cautiously optimistic that ... [TCC] can and will return to profitability." (March 1992 Letter from Mr. Schumann to the Shareholders)

 . "Our five-year-plan growth goal is to increase revenue by 20% each year.
  Remember, this is a goal and neither a promise nor a prediction. We expect this growth to come from our two operating companies, through internal growth." (Mr. Schumann's Message to Shareholders accompanying the 1993 Annual Report)

 . 1991 revenue $51,903,000 (including revenues from discontinued operations);
  1992 revenue $27,339,000; 1993 revenue $25,453,000; 1994 revenue $23,061,000;
  1995 revenue $19,266,000; 1996 revenue $20,002,000. (Source: 1991 to 1996
  Financial Statements filed with the SEC)

 . "An operating loss of $621,000 was recorded in 1991 compared to operating income of $1.4 million in 1990." (1991 10K as filed with the SEC)

 . "The Company reports another loss [speaking of 1991], but it is far overshadowed by two events that are to have a major beneficial impact on the Company's future." (1993 retrospective accompanying Letter to Shareholders from Mr. Schumann)

 . "TCC Industries' results from operations for 1994 were a disappointment." (Mr.
  Schumann's 1994 Annual Letter to Shareholders)

If the Company's stock has a book value of $4.17 a share as of 12-31-96, why haven't directors and senior officers exercised their stock options to purchase shares at prices below those levels?

Is job security more important to Mr. Schumann than increasing shareholder value?

     If not, why did Mr. Schumann's Board grant Mr. Schumann an increase in his severance pay arrangements after the close of the 1996 year when the Company lost $1.5 million?

     If not, why did the Company contribute $121,000 in 1996 to its management's profit sharing plan when the Company lost $1.5 million?

Why have the tax loss carry-forwards not been utilized or made a focal point of this Company's strategic plan?

How can this be happening? Where is the candor and forthrightness of our Board and its chairman, Mr. Schumann? Why should we continue to tolerate the selective disclosure of carefully groomed information that is at odds with reality?

Wouldn't the presence of two new outside directors (a minority) bring some light into the boardroom and provide fellow shareholders a forum for the expression of their views?

We believe the performance of the stock of our Company is a direct reflection of the lack of direction of the Company and continued disappointment that shareholders have experienced in its board and management. That is why it sells below its book value. Why would anyone pay "book" for shares in a Company whose management has successively lost more money in each of the last three years.

We believe that with our election to the Board we can help restore confidence in our Company and get back on the road to profitability. We think that this Company has value. We have not given up on it, and we hope you will not. Please join us. It's time for a change.

ENCLOSED IS ANOTHER GOLD PROXY CARD, WHICH WE URGE YOU TO SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE TODAY. Even if you have already voted, it is imperative that you vote the enclosed GOLD proxy card since it will insure that your shares are voted for the committee's nominees. The last card is the only one that counts.

IF YOU HAVE ANY QUESTIONS, PLEASE CALL WALTER A DEROECK AT (512) 329-5770, ROBERT THOMAJAN AT (512) 346-5556 OR MARK HARNETT AT MACKENZIE PARTNERS, INC., WHO IS ASSISTING US WITH THE SOLICITATION OF PROXIES, AT (800) 322-2885.

        ELECT OUR WELL QUALIFIED NOMINEES WHO WILL SERVE YOUR INTERESTS

                          VOTE YOUR GOLD PROXY TODAY!

                                        Yours very truly,

                                        Walter A. DeRoeck


                                        Robert Thomajan


--------------------------------------------------------------------------------
 . IMPORTANT -- PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD CARD IMMEDIATELY!

 . If a UPS return envelope is included with this mailing, please call UPS at 1-800-742-5877. UPS will pick up your card at a convenient time for you.

 . If a prepaid express mail envelope or business reply envelope is included with this mailing, please drop the completed card and the envelope in your nearest U.S. Postal Service mail box today.

 If you have any questions, please call MacKenzie Partners at 1-800-322-2885.
--------------------------------------------------------------------------------

                -----------------------------------------------

                           MACKENZIE PARTNERS, INC.

                               156 Fifth Avenue
                              New York, NY 10010
                           (212) 929-5500 (Collect)
                                      or
                         CALL TOLL FREE (800) 322-2885

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